14249307.3

EXHIBIT 99.2
Amended and Restated JOINT FILING AGREEMENT
The undersigned hereby agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: October 28, 2025

Seven Fleet Master Fund LP By: Seven Fleet Capital Management LP, its Investment Manager By: Seven Fleet Capital Management GP, LLC, its General Partner

By:	/s/ Dr. Brian Liu
Dr. Brian Liu
Its:	Managing Member

Seven Fleet Capital Management LP
By: Seven Fleet Capital Management GP, LLC, its General Partner

By:	/s/ Dr. Brian Liu
Dr. Brian Liu
Its:	Managing Member
Seven Fleet Capital Management GP LLC

By:	/s/ Dr. Brian Liu
Dr. Brian Liu
Its:	Managing Member

/s/ Dr. Brian Liu
Dr. Brian Liu